Exhibit 99.1

Security Devices International Changes Name to Byrna Technologies Inc.

Wakefield, MA - March 2, 2020 (CSE:SDZ) (OTCQB:SDEV) - Security Devices International Inc. (the "Company"), manufacturer of the revolutionary personal security device the Byrna®HD, today announced that on March 4, 2020, the Company will officially change its name to Byrna Technologies Inc. Effective at the start of trading on March 4, 2020, the Company's shares will trade on both the CSE and OTCQB under the new name and the new stock symbol will be BYRN.

The Company's website will remain accessible at its current domains at https://byrna.com/ and https://securitydii.com/. Please visit our website often for the latest news and information on the Company, and to follow our activities as we roll out the BYRNA brand.

About Security Devices International Inc.

Security Devices International Inc. is a technology company specializing in the areas of Personal Security Devices, Military, Law Enforcement, Corrections, and Private Security. The Company develops and manufactures innovative, less lethal equipment and munitions. For more information on the Company, please visit the corporate website here or the company's investor relations site here.

About the Byrna®HD

The Byrna HD is a well-made, attractive, ergonomically designed, handheld personal security device that is deceptively easy to use, with virtually no recoil. The Byrna™ HD has the size and form factor of a compact handgun and an effective range of 60 feet. It comes with multiple easily reloadable magazines that can hold five .68 caliber highly effective payload rounds designed to burst on impact. Payload rounds include the Company's proprietary chemical irritant rounds designed to burn an assailant's eyes and respiratory system upon contact, and hard kinetic rounds. The Byrna HD provides ordinary civilians - homeowners and renters, RV owners and campers, truckers, real estate agents, parents and grandparents, and anyone whose day to day travels expose them to the threat of a would be assailant- with a non-lethal, effective tool to reduce their exposure to risk and help ensure the safety of their person, property and loved ones. Lightweight, elegant, easy to use and unobtrusive to your daily activities, the Byrna HD is the perfect companion for a secure and active lifestyle.

FORWARD-LOOKING STATEMENTS

The statements in this news release concerning the Company's expectations related to the Company's name change and new ticker symbol and trading under its new name and ticker symbol constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release including, but not limited to procedural requirements or delays by the relevant exchanges. Forward-looking statements speak only as of the date they are made. Except as required by law, the Company disclaims any intention and assumes no obligation to update or revise any forward-looking statements to reflect actual results, whether as a result of new information, future events, changes in assumptions, changes in factors affecting such forward-looking statements or otherwise.